MINUTES OF THE MEETING OF
THE BOARD OF DIRECTORS
IDS LIFE INSURANCE COMPANY
OF NEW YORK

September 12, 1985

Pursuant to notice duly given, a regular meeting of the Board of Directors of IDS Life Insurance Company of New York was held at 10:00 A.M. on September 12, 1985 at the American Express Building, 125 Broad Street, New York, New York. The following directors were present:

Gary A. Beller
Dennis J. Carpenter
Charles A. Cuccinello
Milton R. Fenster
Richard W. Kling
Edward Landes
James A. Mitchell
Stephen P. Norman
Gordon H. Ritz
John P. Ryan
Michael F. Weinberg

Also present were: Richard N. Latzer, Investment Officer, and the Assistant Secretary, Michael B. Carlin.

Mr. Mitchell called the meeting to order and acted as Chairman; Mr. Carlin recorded the minutes of the meeting.

Mr. Mitchell said the first item of business would be the election of officers. The Board was directed to a list of nominees, which had been recommended by the Audit Committee, for election. Following discussion, upon motion made and duly seconded, the following resolution was adopted:

> RESOLVED, that each of the following named persons be and hereby is, elected to the office set forth opposite his or her name to serve, at the pleasure of the Board, and until the election and qualification of his or her successor:

James A. Mitchell	Chairman of the Board and President
John P. Ryan	Vice President, Chief Administrative Officer
John F. Kelly	Vice President, Sales
Lyman J. Demaray	Operations Officer
Richard J. O'Brien	Secretary and General Counsel
Donna M. Gaglione	Treasurer
Richard N. Latzer	Investment Officer
John P. Grogan, M.D.	Medical Director
Timothy V. Bechtold	Actuary
Michael B. Carlin	Claims Officer, Assistant Secretary, and Counsel
Gerald D. Johnson	Underwriting Officer

Gary L. Hilliard	Assistant Underwriting Officer
William F. Nuessle, M.D.	Assistant Medical Director
Lon S. Christianson	Assistant Secretary
Milton S. Lysdahl	Assistant Secretary
Gary C. Ziemer	Assistant Secretary
Terry Slor	Assistant Secretary
Paul Sabby	Assistant Secretary
Richard W. Burnham	Assistant Treasurer
Judith A. Feiler	Assistant Treasurer
Lowell A. Turner	Assistant Treasurer

Mr. Mitchell stated that the next item of business would be to consider approval of the minutes of the meeting of the Board held March 12, 1985, copies of which had been previously distributed to all members of the Board. Thereupon, the following resolution was duly adopted:

> RESOLVED, that the minutes of the meeting of this Board of Directors held March 12, 1985, as presented to this meeting, are approved.

The Board then considered the actions taken by the Executive Committee at its meeting June 3, 1985, the minutes of which had previously been furnished to each director. After discussion, upon motion made and duly seconded, it was voted to confirm and ratify the actions of the Executive Committee set forth in the minutes of the meeting of June 3, 1985.

The Board next considered the actions taken by the Investment Committee at its June 3, 1985 meeting. After discussion, upon motion made and duly seconded, it was voted to confirm and ratify the actions of the Investment Committee set forth in the minutes of the meeting of June 3, 1985.

Mr. Mitchell then asked Mr. Ryan to present his Report on Operations. Mr. Ryan noted that his report had been distributed prior to the meeting. Several aspects of the report were discussed, during which Mr. Ryan, and Mr. Mitchell responded to questions from the directors. The Report was then accepted.

Mr. Mitchell stated that the next item to consider was a Report on Investment Transactions and requested Mr. Latzer to present his report. Mr. Latzer referred the Board to the Investment Report, June 30, 1985, a copy of which is attached to these minutes as Exhibit A. He then reviewed the investment program of the Corporation and commented on the cash flow composition of the Corporation's investment portfolio and he also reviewed the investment transactions made during the calendar quarter ended June 30, 1985. Discussion ensued, during which Mr. Latzer answered questions from the Board.

After discussion, upon motion duly made and seconded, it was voted to adopt the following resolution:

> RESOLVED, that the investment transactions of the Corporation during the three month period ended June 10, 1985, as described in Exhibit A to these minutes are approved.

The next item of business was to consider reappointing the Executive Committee, Investment Committee and the Retirement Committee. Mr. Mitchell reviewed the duties

of each committee. Upon motion duly made and seconded, following discussion, the following resolutions were adopted:

RESOLVED, that the individuals listed below be and the same hereby are appointed to the Executive Committee:

James A. Mitchell
Richard W. Kling
Edward Landes
Gordon H. Ritz
John P. Ryan

and Further

RESOLVED, that the individuals listed below be and the same hereby are appointed to the Investment Committee:

James A. Mitchell
Richard W. Kling
Edward Landes
Gordon H. Ritz
John P. Ryan

and Further

RESOLVED, that the individuals listed below be and the same hereby are appointed to the Retirement Committee:

James A. Mitchell
John P. Ryan
Timothy V. Bechtold

The Chairman next directed the Board to consider reappointment of the Audit Committee. After discussion, upon motion duly made and seconded, it was voted to adopt the following resolution:

RESOLVED, that the individuals listed below be and the same hereby are appointed to the Audit Committee:

Charles A. Cuccinello
Milton R. Fenster
Michael F. Weinberg

The Chairman directed the Board to the next item on the agenda which was consideration of restructuring the Separate Accounts. He directed the directors to a memorandum dated August 29, 1985 from Mr. Ryan which set forth the details of the proposal and noted the approval of the Superintendent of Insurance was also necessary. Mr. Carlin described the proposed changes in the structure of the Separate Accounts. Following discussion, upon motion duly made and seconded, the following resolution was adopted:

WHEREAS, this Board of Directors has determined that due to recent changes in the tax law it is appropriate to merge certain of the Separate Accounts; now, therefore be it

RESOLVED, that the proper officers of the Corporations are hereby authorized to apply to the Superintendent of Insurance for approval to transfer the assets of

IDS Life of New York Account 1 to IDS Life of New York Account 4,

IDS Life of New York Account 2 to IDS Life of New York Account 5,

IDS Life of New York Account 3 to IDS Life of New York Account 6

and to make such other filings as are deemed necessary or desirable.

The next item was to consider authorization to enter the variable life insurance business. Mr. Ryan directed the members of the Board to his memorandum dated August 29, 1985 which described the details of the proposal. The plan requires establishing two new separate accounts in which to invest the variable life premium payments. Registration with the Securities and Exchange Commission and the approval of the Superintendent of Insurance are necessary conditions to entering this business. Following discussion, upon motion duly made and seconded, the following resolution was adopted:

WHEREAS, This Board of Directors has determined that it is desirable for the Corporation to issue variable life insurance policies, the value and benefits of which will vary with the investment performance of underlying mutual funds established in one case by IDS Life Insurance Company, and in another case by Shearson Lehman Brothers, Inc; now, therefore, be it

RESOLVED, that the separate accounts set forth below are hereby established in accordance with Section 4240, New York Insurance Law and New York Insurance Regulation 77:

IDS Life of New York Account 7 to invest in shares of a mutual fund to be established by Shearson Lehman Brothers, Inc. (SLB) and units of a trust sponsored by SLB representing interests in Stripped U.S. Treasury Securities.

IDS Life of New York Account 8 to invest in shares of IDS Life Series Fund, Inc. and units of a trust sponsored by SLB representing interests in Stripped U.S. Treasury Securities.

RESOLVED Further, That the proper officers of the Corporation are hereby authorized and directed to accomplish all filings and registrations necessary for the commencement of the sale of variable life insurance policies based on the Accounts, and, without limiting the generality of the foregoing, to execute the following instruments on behalf of the Corporation:

a) Investment Company Act Notification and Registration Statements as unit investment trusts of Accounts 7 and 8.

b) Securities Act Registration Statements of both unit investment trusts.

c) Such application for exemptive or other orders under federal securities laws, and all other instruments, as counsel deems necessary or desirable.

The Chairman stated the next item to consider was the Report on Examination issued by the New York State Insurance Department. Mr. Ryan discussed the highlights of the report. It was noted that each member of the Board had received a copy of the Report. It was further noted that a signed statement from each Director acknowledging that he had received and read the Report was received. The Report was then accepted by the Board.

The next item was consideration of the new Tax Allocation Agreement which was entered into among the Corporation, IDS Life, IDS and American Express. Mr. Ryan indicated the Agreement is virtually the same as the prior version except American Express Company is now a party. He also advised the members of the Board regarding the Insurance Department's continuing concern over the potential joint and several liability for taxes which the Corporation, as a party to the consolidation, is subject to under the Internal Revenue Code. Following a discussion, the Board thanked Mr. Ryan for his report.

The Board considered the date and location of its next regular meeting. It was determined that the next meeting would be held on or about March 19, 1986 in New York City at a time and place to be determined by the President.

The last item was consideration of fees to be paid members of the Audit Committee. It was noted that current members of other Committees of the Board, who are not officers or employees of the Corporation or of an affiliate Company, receive $100.00 per meeting attended. Upon motion duly made and seconded, the following resolution was adopted:

> RESOLVED, that members of the Audit Committee shall receive compensation for each meeting attended which shall be set at $100.00 and shall also be reimbursed for actual expenses incurred.

There being no further business, the meeting was duly adjourned.

Michael B. Carlin

Michael B. Carlin, Assistant Secretary